Exhibit 10.81

RELOCATION REPAYMENT AGREEMENT
GROUP MOVE

THIS AGREEMENT entered into this 10th day of November 2005, by and between OfficeMax, Incorporated (“Company”) and Ryan Vero (“Employee”).

W I T N E S S E T H:

WHEREAS, Company currently employs Employee at Company’s Shaker Heights Retail Support Center facility; and

WHEREAS, Company and Employee have agreed that Employee will be relocated to Company’s corporate headquarters located in Illinois; and

WHEREAS, in order to relocate Employee, substantial expenditures will be required by Company (“Relocation Costs”); and

NOW, THEREFORE, in consideration of Company’s incurring Relocation Costs on Employee’s behalf and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Company and Employee agree as follows:

1.     Company and Employee agree that Employee will relocate to the Company’s corporate headquarters in Illinois.

2.     Company will provide and pay for Relocation Costs as specified in the Group Move Relocation Program, a copy of which has been provided to Employee (the “Relocation Program”). Either Company or its third party provider will confirm with Employee the Relocation Costs that the Company will provide, prior to Employee’s relocation.

3.     If Employee voluntarily terminates his/her employment within twelve (12) months of the date Employee permanently relocates their office to the new location in Illinois, Employee agrees to reimburse Company for 100% of the Relocation Costs paid to Employee by the Company in connection with Employee’s relocation to the corporate headquarters in Illinois. Employee hereby agrees to reimburse Company in full within thirty (30) days after the date Employee terminates his/her employment with Company. Except as may be specifically prohibited by law, Employee authorizes Company to deduct Relocation Costs paid to Employee by the Company from any sums of money for wages or other compensation otherwise due Employee upon Employee’s termination of employment. If Employee fails to make payment when due, Employee agrees to pay Company interest on the Relocation Costs at 7% per annum until paid in full. In addition, if this Agreement is given to a collection agency, an attorney, including an in-house attorney, or is collected through bankruptcy or other judicial proceeding, Employee agrees to pay all costs of collection, including reasonable attorneys’ fees and costs, expenses and court costs, in addition to any other amounts due.

Employee understands and agrees that upon their termination of employment for any reason whatsoever, any mortgage subsidy provided by the Company as part of the Relocation Program will immediately cease upon their termination, or notice of termination, of employment, regardless whether such termination was voluntary or involuntary.

4.     If Employee is terminated for disciplinary reasons within twelve (12) months of the date Employee permanently relocates their office to the new location, Employee hereby agrees to make full payment within thirty (30) days of the date of termination, reimburse Company 100% in full for all Relocation Costs. Repayment terms are the same as set forth in Section 3.

5.     This Agreement is not intended to modify the at-will relationship between Company and Employee, nor does it create an employment contract between Company and Employee.

6.     If any section or provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, in whole or in part, the remaining sections and provisions of this Agreement, or their remaining portions, will nevertheless continue with full force and effect, and Employee agrees that a court of competent jurisdiction will have jurisdiction to reform such provision to the extent necessary to cause it be to enforceable to the maximum extent permitted by law, and Employee agrees to be bound by such reformation.

7.     The failure of Company to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent Company thereafter from enforcing such provision or any other provision of this Agreement.

DEDUCTION AUTHORIZATION

To facilitate repayment of any money owed as a result of my relocation, (e.g., equity advances, taxes, etc.), Employee authorizes OfficeMax, Incorporated to deduct any Relocation Costs paid to Employee in connection with their relocation to Illinois for which Employee has not reimbursed the Company from any sums of money for wages or other compensation otherwise due to Employee upon their termination of employment.

Employee understands they will receive advance, written notice containing the details of the outstanding relocation balances due and owing to the Company, along with the repayment schedule for payroll deductions. If Employee chooses they can write a check to the Company for the entire amount due, and no deductions will appear on future paycheck(s).

ACKNOWLEDGED AND AGREED

/s/ Ryan Vero	/s/ Ryan Vero
Employee Print Name	Employee Signature

6/12/06
Date	Cendant File Number